Exhibit 4.2
SOVEREIGN BANCORP, INC.
Senior Floating Rate Notes due 2010

FIRST SUPPLEMENTAL INDENTURE
Dated as of March 23, 2007
To Senior Indenture dated as of November 1, 2005

BNY MIDWEST TRUST COMPANY,
Trustee

     This FIRST SUPPLEMENTAL INDENTURE is dated as of March 23, 2007, between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (the “Company”) and BNY MIDWEST TRUST COMPANY, an Illinois corporation, as Trustee (the “Trustee”).
     This First Supplemental Indenture supplements and, to the extent provided herein, amends the Indenture dated as of November 1, 2005 (the “Base Indenture”) between the Company and BNY Midwest Trust Company. The Base Indenture and this First Supplemental Indenture are collectively referred to herein as the “Indenture”.
     Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Company’s Senior Floating Rate Notes due 2010 (the “Notes”), to be issued, from time to time, as separate series as provided in the Indenture.
     WHEREAS, the Company and the Trustee have heretofore executed and delivered the Base Indenture to provide for the issuance of the Company’s Debt Securities (as defined in the Base Indenture) in one or more registered series;
     WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may without the consent of Holders enter into indentures supplemental to the Base Indenture to, among other things, (i) under clause (6) of such Section, establish the form of Debt Securities of any series as permitted by Sections 2.1 and 3.1 thereof, and (ii) under clause (5) of such Section, to change any provisions of the Base Indenture provided that any such change shall become effective only when there is no Debt Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;
     WHEREAS, the Company desires (a) to provide for the issuance of new series of Debt Securities to be designated as the Senior Floating Rate Notes due 2010, and to set forth the terms that will be applicable thereto, (b) to change the governing law of the Indenture with respect to the Notes, and (c) to change certain other terms of the Indenture with respect to the Notes as specifically set forth herein;
     WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Notes under the Indenture has been duly taken; and
     WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee as provided in the Indenture, the legal, valid and binding obligations of the Company, and to constitute this a valid and binding supplemental indenture binding on the Company, have been done and performed, and the execution of this First Supplemental Indenture and the creation and issuance under the Indenture of the Notes have in all respects been duly authorized, and the Company in the exercise of the legal right and power vested in it, executes this First Supplemental Indenture and proposes to create, execute, issue and deliver the Notes.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          Section 1.01. Definitions.
          (a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.
          (b) The following are definitions used in this First Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, the definition in this First Supplemental Indenture shall govern.
          “Base Indenture” has the meaning set forth in the preamble.
          “Business Day” means each day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.
          “Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.
          “Company” means the party named as such in this First Supplemental Indenture until a successor replaces it pursuant to the applicable provisions hereof, and thereafter means such successor.
          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Holder” or “Holder” means the Person in whose name a Note is registered on the Security Register.
          “Indenture” has the meaning set forth in the preamble.
          “Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, or the Principal Accounting Officer (so long as such Principal Accounting Officer is at least a Senior or Executive Vice President) of the Company.
          “Officers’ Certificate” means a certificate signed by any Officer of the Company and delivered to the Trustee.
          “Regular Record Dates” means each March 8, June 8, September 8, and December 8.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:
               (a) such Person,
               (b) such Person and one or more Subsidiaries of such Person, or
               (c) one or more Subsidiaries of such Person.
          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. ss.ss.77aaa-77bbbb) as in effect on the date of this First Supplemental Indenture; provided, however, that, in the event the TIA is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendments, the Trust Indenture Act of 1939 as so amended.
          “Trustee” means the party named as such in the preamble until a successor replaces it and, thereafter, means the successor.
          “Voting Stock” means any Capital Stock that entitles the holder thereof to vote for the election of directors or similar positions.

          “Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.
          Section 1.02. Other Definitions.

Defined
Term	in Section
“Securities Custodian”	Appendix A
“Event of Default”	6.01
“OID”	2.01
“Original Notes”	2.01

          Section 1.03. Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of the Indenture. The following TIA terms have the following meanings:
          “Commission” means the SEC.
          “indenture securities” means the Notes.
          “indenture security holder” means a Holder.
          “indenture to be qualified” means the Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the indenture securities means the Company and any other obligor on the Notes.
          All other TIA terms used but not otherwise defined in the Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.
          Section 1.04. Rules of Construction. Unless the context otherwise requires:
               (1) references in the Base Indenture to Debt Securities shall be deemed to include the Notes covered by this First Supplemental Indenture;
               (2) a term has the meaning assigned to it;
               (3) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles (“GAAP”);
               (4) “or” is not exclusive;
               (5) “including” means including without limitation; and
               (6) words in the singular include the plural and words in the plural include the singular.

ARTICLE II
THE NOTES
          Section 2.01. Designation; Amount of Notes; Issuable in Series. There is hereby authorized a series of Debt Securities designated as the Senior Floating Rate Notes due 2010. The Notes shall be a series of Debt Securities for all purposes under the Base Indenture. The aggregate principal amount of Notes that may be authenticated and delivered under this First Supplemental Indenture is $500,000,000. All Notes of the same series shall be identical in all respects other than issue prices and issuance dates and denomination. The Original Notes will be issued in separate series and any additional Notes will be issued in the same series as the Original Notes; provided, however, that any Notes issued with original issue discount (“OID”) for Federal income tax purposes shall not be issued as part of the same series as any Notes that are issued with a different amount of OID or are not issued with OID; and provided further that no additional Notes shall be issued if an Event of Default has occurred and is continuing. Except as otherwise provided in the Indenture, the Notes will vote as a separate series from other series of Debt Securities on matters under the Indenture.
          Subject to Section 3.3 of the Base Indenture, the Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $300,000,000 (the “Original Notes”). With respect to any Notes issued after the Issue Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Section 3.5 of the Base Indenture), there shall be established in or pursuant to a resolution of the Board of Directors, and subject to Section 3.3 of the Base Indenture, set forth, or determined in the manner provided in an Officers’ Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of such Notes:
               (1) the aggregate principal amount of such Notes that may be authenticated and delivered under this First Supplemental Indenture, which together with the Original Notes and any other Notes issued pursuant to this First Supplemental Indenture, shall be in an aggregate principal amount not to exceed $500,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the same series pursuant to Section 3.5 of the Base Indenture and except for Notes which, pursuant to Section 3.3 of the Base Indenture, are deemed never to have been authenticated and delivered hereunder); and
               (2) the issue price and issuance date of such Notes, including the date from which interest on such Notes shall accrue;

Section 2.02. Terms; Form and Dating.
               (1) The Stated Maturity of the Notes shall be March 23, 2010.
          (2) Interest shall be payable on the Notes as set forth in Exhibit 1 to Appendix A, the terms of which are incorporated into this First Supplemental Indenture.
          (3) The Notes are not subject to redemption by the Company prior to maturity and are not repayable prior to maturity at the option of the Holder, and are not exchangeable for Capital Securities of the Company.
               (4) The Notes shall not be subject to any sinking fund.
               (5) The form of the Notes shall be as set forth in Appendix A.
          (6) The Notes are not subject to payments of additional amounts as contemplated in Section 10.6 of the Base Indenture.
          (7) The currency of denomination of the Notes shall be Dollars, and payment of principal or and interest on the Notes shall be made in Dollars.
               (8) Additional Events of Default relating to the Notes shall be as set forth in Section 5.01 hereof.
          (9) The Company’s obligations under the Indenture may be terminated as set forth in Articles Four and Seventeen of the Base Indenture.
               (10) The Trustee shall be Security Registrar and Paying Agent for the Notes.
               (11) The Notes shall not be Convertible Securities.
          Additional provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this First Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to Appendix A which is hereby incorporated in and expressly made a part of this First Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Company. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit 1 to Appendix A are part of the terms of this First Supplemental Indenture.

          Section 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange as provided in the Base Indenture (the “Security Registrar”) and an office or agency where Notes may be presented for payment as provided in the Base Indenture (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.
          The Company initially appoints the Trustee as Security Registrar and Paying Agent in connection with the Notes. If the Notes are issued in definitive form, the Corporate Trust Office shall be the office or agency of the Paying Agent and the Security Registrar for the Notes.
          Section 2.04. Holder Lists. This Section 2.04 shall supersede Section 7.01 of the Base Indenture. So long as the Trustee is the Security Registrar, the Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
          Section 2.05. CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided, however, that neither the Company nor the Trustee shall have any responsibility for any defect in the “CUSIP” number that appears on any Note, check, advice of payment or redemption notice, and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.
ARTICLE III
REDEMPTION
[Reserved]

ARTICLE IV
ADDITIONAL COVENANTS
          Section 4.01. Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.
ARTICLE V
ADDITIONAL EVENTS OF DEFAULT
          Section 5.01. Events of Default. Pursuant to Sections 3.1 and 5.1(7) of the Base Indenture, the following events shall be added to and supplement the definition of “Events of Default” with respect to the Notes:
               (1) a default by the Company under any mortgage, indenture, (including the Indenture) or other instrument under which any debt of the Company shall be outstanding, which default results in acceleration of the maturity of such debt, or the failure to pay any such debt at maturity, in an aggregate amount in excess of $300,000,000 or its foreign currency equivalent at the time.
          Section 5.02. The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.
ARTICLE VI
AMENDMENTS; MEETINGS
          Section 6.01. Amendment Without Consent of Holders. Section 9.1 of the Base Indenture shall be superseded by this Section 6.01. Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend the Indenture and the Notes to:
               (1) add to the covenants of the Company for the benefit of the Holders;

               (2) add to the Events of Default under the Indenture;
               (3) surrender any right or power herein conferred upon the Company;
               (4) provide for the assumption of the Company’s obligations to the Holders in the case of a merger, consolidation, conveyance, transfer or lease pursuant to Article 8 of the Base Indenture;
               (5) comply with the requirements of the SEC in order to maintain the qualification of the Indenture under the Trust Indenture Act; or
               (6) cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture, provided, that such action pursuant to this clause (6) does not adversely affect the interests of the Holders in any material respect.
          After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.
          Section 6.02. Meetings of Holders.
               (1) Section 16.1 of the Base Indenture shall be superseded by this Section 6.02(1) for purposes of the Notes and this Supplemental Indenture. A meeting of Holders of Notes may be called at any time and from time to time pursuant to this Article to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other Act provided by the Indenture to be made, given or taken by Holders of the Notes.
               (2) For purposes of the Notes and this Supplemental Indenture, the words “of any series issuable as Bearer Securities” shall be deleted from paragraph (a) of Section 16.2 of the Base Indenture, such that the Trustee may at any time call a meeting of Notes for any purpose specified above.
               (3) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to the Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
          Section 6.03. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
          Section 6.04. Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article VI if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 6.1 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by the Indenture.
          Section 6.05. Rules by Trustee, Paying Agent and Registrar. The Trustee may make any additional reasonable rules for action by or a meeting of Holders to the extent not inconsistent with the Indenture. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.
          Section 6.06. Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE VII
MISCELLANEOUS
          Section 7.01. Trust Indenture Act Controls. If any provision of the Indenture limits, qualifies or conflicts with another provision that is required to be included in the Indenture by the TIA, the required provision shall control.
          Section 7.02. Notices. Any notice or communication shall be in writing and (a) delivered in person, (b) sent by overnight commercial courier service (such as Federal Express) promising next business day delivery, (c) mailed by United States first-class mail, or (d) sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:
if to the Company:
Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania 19610
Attention of: Treasurer
Fax No. (610) 320 - 8448
with a copy to:
Stevens & Lee
111 North Sixth Street
Reading, PA 19603
Attention: Joseph M. Harenza
Fax No. (610) 371-8500
if to the Trustee:
BNY Midwest Trust Company
2 North LaSalle Street
Suite 1020
Chicago, IL 60602
Attention of: Indenture Trust Department
Fax No. (312) 827 - 8542
          The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
          Section 7.03. [Intentionally Left Blank]

           Section 7.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this First Supplemental Indenture, the Company shall furnish to the Trustee:
               (1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with; and
               (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
          Section 7.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:
               (1) a statement that the individual making such certificate or opinion has read such covenant or condition;
               (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
               (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
               (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.
          Section 7.06. Governing Law. THIS SECTION 7.06 SUPERSEDES SECTION 1.12 OF THE BASE INDENTURE. THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          Section 7.07. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each

Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
          Section 7.08. Successors. All agreements of the Company in this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.
          Section 7.09. Multiple Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.
          Section 7.10. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of the Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          Section 7.11. Ratification of Indenture. The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed (to the extent not expressly superseded for purposes of the Notes), and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
          Section 7.12. Provisions Severable. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

          IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

SOVEREIGN BANCORP, INC.

By	/s/ Thomas R. Brugger

Thomas R. Brugger
Executive Vice President and Treasurer

BNY MIDWEST TRUST COMPANY

By	/s/ Daniel G. Donovan

Daniel G. Donovan
Vice President

APPENDIX A
PROVISIONS RELATING TO NOTES
       1. Definitions
       1.1 Definitions
          For the purposes of this Appendix A the following terms shall have the meanings indicated below:
               “Notes” means the Floating Rate Senior Notes due 2010.
               “Definitive Security” means a certificated Note.
               “Depository” means The Depository Trust Company, its nominees and their respective successors.
               “Original Notes” means Notes in the aggregate principal amount of $300,000,000 issued on March 23, 2007.
               “Securities Act” means the Securities Act of 1933, as amended.
             “Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository) or any successor thereto, who shall initially be the Trustee.
       1.2 Other Definitions

	Defined in
Term	Section
“Participants”	2.1	(b)

“Global Security”	2.1	(a)

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     2. The Notes
     2.1 Form and Dating
          The Notes will be offered and sold by the Company, from time to time, pursuant to one or more Underwriting Agreements.
          (a) Global Securities. Notes shall be issued in the form of one or more permanent Global Securities in definitive, fully registered form (collectively, the “Global Securities”) without interest coupons and with the global securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.
          (b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Security deposited with or on behalf of the Depository.
               The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Company, authenticate and deliver initially one or more Global Securities that (a) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Securities Custodian.
               Members of, or participants in, the Depository (“Participants”) shall have no rights under the Indenture with respect to any Global Security held on their behalf by the Depository or the Trustee as Securities Custodian or under such Global Security, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever.
               Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.
          (c) Definitive Securities. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of Definitive Securities.

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     2.2 Authentication. The Trustee shall authenticate and deliver: (1) Original Notes for original issue representing an aggregate principal amount of $300,000,000 and (2) additional Notes, if and when issued, in an aggregate principal amount of up to $200,000,000, upon a written order of the Company signed by an Officer of the Company. Such order shall specify the amount of the Notes to be authenticated and the date on which the issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time under the First Supplemental Indenture may not exceed $500,000,000.
     2.3 Transfer and Exchange.
          (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:
               (x) to register the transfer of such Definitive Notes; or
               (y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar or co-registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.
          (b) Transfer and Exchange of Global Securities. (i) The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with the Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Security shall deliver a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Security and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Security and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Security being transferred.
               (ii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
          (c) Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global

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Security shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Securities Custodian, to reflect such reduction.
          (d) Obligations with Respect to Transfers and Exchanges of Notes.
               (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Definitive Securities and Global Securities at the Registrar’s or co-registrar’s request.
               (ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Section 3.5 of the Base Indenture).
               (iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.
               (iv) All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.
          (e) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and

4

procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.
     2.4 Definitive Securities
          (a) A Global Security deposited with the Depository or with the Trustee as Securities Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 and (i) (a) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for such Global Security or (b) if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and, in each case, a successor Depository is not appointed by the Company within 90 days of such notice in the case of clause (a) or within 90 days of becoming aware thereof in the case of clause (b), or (ii) a Default or an Event of Default has occurred and is continuing, or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Securities under the First Supplemental Indenture.
          (b) Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Definitive Securities issued in exchange for any portion of a Global Security transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $1,000 and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct.
          (c) The registered Holder of a Global Security may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under the First Supplemental Indenture or the Notes.
          (d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company will promptly make available to the Trustee a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons.

5

EXHIBIT 1 to
APPENDIX A
[FORM OF FACE OF SECURITY]
[Global Securities Legend]
          THE NOTES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF SOVEREIGN BANCORP, INC. AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO SOVEREIGN BANCORP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Definitive Securities Legend]
          [IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

[FORM OF FACE OF SECURITY]

CUSIP NO. 845905 AX6	PRINCIPAL AMOUNT: $300,000,000
REGISTERED NO. R-1
SOVEREIGN BANCORP, INC.
Senior Floating Rate Notes due 2010
     SOVEREIGN BANCORP, INC., a Pennsylvania corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of Three Hundred Million Dollars ($300,000,000) (or such lesser amount as shall be the outstanding principal amount of this Note listed on Schedule A hereto) on March 23, 2010 (“Maturity”) and to pay interest thereon from March 23, 2007, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for on the dates and at the rate set forth below, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date (as defined below) for such interest (whether or not a Business Day) next preceding such Interest Payment Date.
     The per annum rate at which this Note shall bear interest shall equal LIBOR (as defined below) plus 0.23%, as determined by the Calculation Agent (as defined below) and shall be reset quarterly on the first day of each Interest Period (as defined below). The amount of interest payable for each day this Note is outstanding (the “Daily Interest Amount”) shall be calculated by dividing the interest rate in effect for each such day by 360 and multiplying the result by the principal amount of this Note. The amount of interest to be paid on this Note for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
     Interest on this Note shall be payable on each March 23, June 23, September 23, and December 23, commencing June 23, 2007, and at Maturity (each such date, an “Interest Payment Date”). If any Interest Payment Date shall fall on a day that is not a Business Day, other than the Interest Payment Date that is also the date of Maturity, such Interest Payment Date shall be postponed to the following day that is a Business Day; provided, however, if such next Business Day is in a different month, then interest on this Note shall be paid on the Business Day immediately preceding such Interest Payment Date. If the date of Maturity for this Note falls on a day that is not a Business Day, payment of the principal and interest with respect to this Note shall be paid on the next succeeding Business Day with the same force and effect as if made on such date, and no interest on such payment will accrue from and after such date. “Business Day” as used herein is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed. The “Regular Record Date” shall be each March 8, June 8, September 8, and December 8. On each Interest Payment Date, the Company shall pay interest for the period commencing on and including the immediately preceding Interest Payment Date (or commencing on and including March 23, 2007 if no interest has been paid) and ending on and including the next day preceding such Interest Payment Date (each such period, an “Interest Period”).
     “LIBOR,” with respect to an Interest Period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the Calculation Agent shall request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide that bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined below) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide that bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
     “Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of the Interest Period.
     “London Banking Day” means any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
     “Representative Amount” means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

     “Telerate Page 3750” means the display designated as “Page 3750” on Moneyline Telerate, Inc. or any successor service (or such other page as may replace Page 3750 on that service or a successor service).
     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
     The interest rate on the Notes of this series will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     The Company shall provide that, so long as the Notes remain outstanding, the Company shall maintain under appointment a calculation agent (the “Calculation Agent”), initially BNY Midwest Trust Company, to calculate the rate of interest payable on the Notes in respect of each Interest Period. If the Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or if the Calculation Agent fails to establish the rate of interest for any Interest Period, the Company shall appoint another bank to act as such in its place. The Calculation Agent shall not resign its duties without a successor having been appointed as aforesaid. The Company may appoint a successor Calculation Agent with the written consent of the Paying Agent, which consent shall not be unreasonably withheld.
     The Calculation Agent will, upon the request of the Holder hereof, provide the interest rate then in effect. All calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive for all purposes and binding on the Company and the Holder hereof.
     Any interest not punctually paid or duly provided for (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
     Payment of interest on this Note will be made in immediately available funds at the office or agency of the Paying Agent for the Notes, initially BNY Midwest Trust Company, maintained for that purpose in The City of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be paid by check mailed to the Person entitled thereto at such Person’s last address as it appears in the Security Register or by wire transfer to such account as may have been designated by such Person. Payment of principal of and interest on this Note at Maturity will be made against presentation of this Note at the office or agency of the Company maintained for that purpose in The City of New York.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, or its duly authorized agent under the Indenture referred to on the reverse hereof by manual signature, the Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.
DATED: March     , 2007

SOVEREIGN BANCORP, INC.

By
Name:
Title:
TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
Dated:                                        , 2007
BNY MIDWEST TRUST COMPANY,
This is one of the Notes, of the series
designated herein, described in the
within-mentioned Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF SECURITY]
SOVEREIGN BANCORP, INC.
Senior Floating Rate Notes due 2010
     This Note is one of a duly authorized issue of Debt Securities of the Company, designated as the Company’s “Senior Floating Rate Notes due 2010” (herein called the “Notes”), issued and to be issued in one or more series under an indenture, dated as of November 1, 2005 (the “Base Indenture”), between the Company and BNY Midwest Trust Company, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture, dated as of March 23, 2007, between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000; provided, however, that the Company may, so long as no Event of Default has occurred and is continuing, without the consent of the Holders of Notes, issue additional notes with the same terms (except as to public offering price and issue date) as the Notes, and such additional Notes shall be considered part of the same series under the Indenture as the Notes.
     The Notes are not subject to redemption at the option of the Company or repayment at the option of the Holder hereof prior to March 23, 2010. The Notes will not be entitled to any sinking fund.
     If an Event of Default, as defined in the Indenture, with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected by such amendment or modification under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each such series to be so affected. The Indenture also contains provisions permitting the Holders of not less than 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of any series, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and Holders of a majority in aggregate principal amount of Outstanding Debt Securities of any series, on behalf of Holders of all Debt Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such

Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.
     Upon due presentment for registration of transfer of this Note at the office or agency of the transfer agent for the Notes, initially BNY Midwest Trust Company, in The City of New York, a new Note or Notes of this series in authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange herefor, as provided in the Indenture and subject to the limitations provided therein and to the limitations described below, without charge except for any tax or other governmental charge imposed in connection therewith.
     No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture unless otherwise defined in this Note.
     The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the Regular Record Date next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date.
     Initially, BNY MIDWEST TRUST COMPANY, an Illinois corporation (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
     The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of

$1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture.
     The registered Holder of this Note may be treated as the owner of it for all purposes.
     If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
     Subject to certain conditions, the Company at any time may terminate certain of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Eligible Instruments for the payment of principal and interest on the Notes when due to maturity, and certain other conditions are met.
     Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended without prior notice to any Holder but with the written consent of the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Notes, the Company and the Trustee may amend the Indenture or the Notes in certain manners not adverse to Holders.
     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, subject to certain limitations, may declare all the Notes to be immediately due and payable.
     Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The Holders of a majority in aggregate principal amount of the Notes then Outstanding, by written notice to the Company and the Trustee, may rescind any declaration of acceleration and its consequences before any judgment or decree for the payment of money due has been obtained by the Trustee if certain conditions set forth in the Indenture have been met.
     Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

     This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.
     Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note.

To assign this Note, fill in the form below:
     I or we assign and transfer this Note to ___(Print or type assignee’s name, address and zip code) (Insert assignee’s soc. sec. or tax I.D. No.)                      and irrevocably appoint                      as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

[Sign exactly as your name appears on the other side of this Note.]

Signature Guarantee:

Date:

Signature of Signature Guarantee
     [Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.]

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF EXCHANGES IN GLOBAL SECURITY
     The following exchanges of Notes for Notes represented by this Global Security have been made:

Change in
principal
amount of
Principal		this	Principal
amount of this	Date	Global Note	amount of this	Notation made
Global Note as	exchange	due to	Global Note	by or on behalf
of , 200_	made	exchange	due to exchange	of the Company

$